CONTACT: John Zettler
Senior Vice President and Chief Financial Officer
715 836-9994 x109
DATE: December 18, 2009

CITIZENS COMMUNITY BANCORP, INC., ANNOUNCES
FOURTH-QUARTER AND FISCAL 2009 RESULTS

EAU CLAIRE, Wis.—December   — Citizens Community Bancorp, Inc. (NASDAQ: CZWI), the holding company for Citizens Community Federal, today reported results for its fourth quarter and fiscal year ended September 30, 2009.

For the fiscal 2009 fourth quarter, the Company reported net income of $490,000, versus net income of $384,000 for the prior-year period, a gain of 27.6 percent.  The quarter over quarter increase in net income was a result of an increase in interest and dividend income partially offset by an increase in non-interest expense and an increase in the provision for loan losses.  Also contributing to the 27.6 percent quarter over quarter increase were the income enhancements and expense reduction initiatives announced by the Board in August 2009.  For the fiscal year, the Company reported a net loss of $3.2 million, compared to net income of $1.5 million for the prior year  The year over year reduction in net income was primarily due to a $4.4 million after tax, non-cash other than temporary impairment (OTTI) in the bank's residential mortgage-backed securities portfolio.  Excluding the OTTI charge, the Company would have reported net income of $1.2 million for the current fiscal year.

On a basic and diluted per share basis, Citizens Community Bancorp, Inc. reported fiscal 2009 fourth quarter earnings of $0.10 per share, up from earnings of $0.07 per share for the prior year fourth quarter.  For the fiscal year, the Company reported basic and diluted per share loss of ($0.59) per share, compared to earnings of $0.24 per share for the prior fiscal year.

Net interest income for the quarter ended September 30, 2009 totaled $4.6 million, up from $3.5 million for the prior year period.  Net interest income for the fiscal 2009 year totaled $16.3 million, up from $12.6 million for the prior-year period.  Largely responsible for the increase in net interest income for the 2009 fourth quarter and fiscal year ended was a rise in the average balance interest of loans receivable and a decline in the rates paid on interest-bearing liabilities, resulting in a fiscal 2009 net interest spread of 3.0 percent for the 2009 fiscal year, compared to 2.4 percent for fiscal 2008.

Fiscal 2009 fourth quarter non-interest income was $559,000, compared to $477,000 for the year-earlier period.  For the year, non-interest income excluding impairment of residential mortgage-backed securities increased from $1.7 million in fiscal 2008 to $2.0 million in fiscal 2009.  Contributing to the fourth quarter increase were the income enhancement initiatives previously announced in August 2009.

Non-interest expense was $4.0 million for the fiscal 2009 fourth quarter, compared to $3.2 million for the year-earlier quarter.  Non-interest expense rose to $14.9 million for fiscal 2009, from $11.1 million for fiscal 2008.  Both the fourth-quarter and full-year increases in 2009 resulted mainly from normal costs associated with the Company’s continued growth, including planned costs associated with the openings of the Company’s in-store branches, in addition to an increase in FDIC deposit insurance expense of $786,000 in fiscal 2009, compared to the prior-year period. The previously announced in-store branch expansion was completed in July of 2009.   In addition, the fourth quarter non-interest expense was enhanced by the previous cost-cutting initiatives announced in August 2009.

Total assets rose $95.4 million, or 19.9 percent, to $575.4 million at September 30, 2009, from $480 million at September 30, 2008.  The 2009 fiscal year gain was primarily due to a $72.8 million increase in loans receivable—of which, $53.0 million came from the Company’s in-store branch locations and a $19.5 million increase in cash and cash equivalents.

Deposits grew to $409.3 million at September 30, 2009, from $297.2 million at September 30, 2008.  The fiscal year increase of $112.1 million, or 37.7 percent, was the result of growth in new core deposits, which accounted for $106.8 million of the total deposit increase. $101.0 million of the gain came from total deposit growth at the Company’s new in-store branch locations.

Total equity decreased to $55.4 million at September 30, 2009, from $68.5 million at September 30, 2008.  The decrease was mainly attributed to the net loss for the fiscal year ended September 30, 2009 of $3.2 million, an increase of unrealized loss of residential mortgage-backed securities of $4.0 million and common stock repurchases totaling $5.3 million during fiscal 2009.   In addition, the board determined that, due to the net loss resulting from the impairment of the residential mortgage-backed securities and the need to maintain a regulatory well-capitalized position, that it would suspend payment of dividends.  Consequently, no dividend was paid on common stock in the fourth quarter of the fiscal year.   The board is committed to paying dividends when it becomes economically feasible to do so.

The Company’s non-performing assets were $6.4 million at September 30, 2009, or 1.12 percent of total assets.  This was up from 5.3 million, or 0.96 percent of total assets at June 30, 2009, and $3.3 million, or 0.68 percent, at September 30, 2008.  The increases since September 30, 2008 and June 30, 2009 were due primarily to increases in non-performing one-to-four family residential loans, as well as the addition of non-real estate consumer loans moving into the non-performing category.

Net charge-offs for the fiscal year ended September 30, 2009 were $636,000, versus $455,000 at September 30, 2008.  The annualized net charge-offs to average loans receivable was 0.16 percent for the fiscal year ended September 30, 2009, compared to 0.13 percent for the prior fiscal year.  The Company’s net charge-offs, while up slightly from year-earlier levels, remain at levels below comparable peer norms.

The Company previously announced preliminary expected 2009 fourth quarter net income of $668,000. The Company's final fourth quarter net income of $490,000 differs from the previously announced estimated net income primarily as a result of uncertainty regarding revenue recognition relating to interest on the impaired residential mortgage backed securities at the time the preliminary results were released and an under accrual of the FDIC insurance premium.

About Citizens Community Bancorp, Inc.

Citizens Community Bancorp, Inc., based in Eau Claire, Wisconsin, is the holding company for Citizens Community Federal, a federal savings association operating 26 full-service banking offices in Wisconsin, Minnesota and Michigan. Please visit us online at www.citizenscommunityfederal.net.

 Certain statements contained in this press release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words or phrases such as “anticipate,” “believe,” “could,” “expect,” “intend,” “may,” “planned,” “potential,” “should,” “will,” and “would.”   Such forward-looking statements in this release are inherently subject to many uncertainties in the Bank’s operations and business environment.  These uncertainties include general economic conditions, in particular, relating to consumer demand for the Bank’s products and services; the Bank’s ability to maintain current deposit and loan levels at current interest rates; competitive and technological developments; deteriorating credit quality, including changes in the interest rate environment reducing interest margins; prepayment speeds, loan origination and sale volumes, charge-offs and loan loss provisions;  the Bank's ability to maintain required capital levels and adequate sources of funding and liquidity; maintaining capital requirements may limit the Bank's operations and potential growth; changes and trends in capital markets; competitive pressures among depository institutions; effects of critical accounting policies and judgments; changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board (FASB) or other regulatory agencies; further write-downs in the Bank's mortgage-backed securities portfolio; the Bank's ability to implement its cost-savings and revenue enhancement initiatives;  legislative or regulatory changes or actions, or significant litigation, adversely affecting the Bank; fluctuation of the Bank's stock price; ability to attract and retain key personnel; ability to secure confidential information through the use of computer systems and telecommunications networks; and the impact of reputational risk created by these developments on such matters as business generation and retention, funding and liquidity.  Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements.  The forward-looking statements made herein are only made as of the date of this press release and the Citizens Community Bancorp, Inc. undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances occurring after the date of this release.  In addition, such uncertainties and other operational matters are discussed further in the company’s quarterly and annual filings with the Securities and Exchange Commission.

CITIZENS COMMUNITY BANCORP, INC.

   SELECTED FINANCIAL INFORMATION – AUDITED
        (IN THOUSANDS, EXCEPT PER SHARE DATA)

	September 30, 2009	September 30, 2008

Selected Financial Condition Data
Total Assets	$575,406	$480,036
Cash and Cash equivalents	$43,191	$23,666
Securities available-for-sale (at fair value)	$56,215	$61,776
Loans receivable	$442,470	$369,710
Allowance for Loan Losses	$(1,925)	$(1,192)
Deposits	$409,311	$297,243
Federal Home Loan Bank Advances	$106,805	$110,245
Total Equity	$55,365	$68,476

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2009	2008	2009	2008

Selected Operations Data
Total Interest and Dividend Income	$8,233	$7,250	$30,940	$26,734
Interest expense	$3,597	$3,742	$14,688	$14,139

Net Interest Income	$4,636	$3,508	$16,252	$12,595
Provision for loan losses	$404	$178	$1,369	$721

Net Interest Income After Provision For Loan Loss	$4,232	$3,330	$14,883	$11,874
Total Noninterest Income (loss)	$559	$477	$(5,230)	$1,709
Total Noninterest Expense	$3,976	$3,172	$14,925	$11,101

Income (loss) before provision(benefit) for income tax	$815	$635	$(5,272)	$2,482
Provision (benefit) for income taxes	$325	$251	$(2,089)	$1,008

Net Income (loss) attributable to common stockholders	$490	$384	$(3,183)	$1,474

Per Share Information
Basic Earnings	$0.10	$0.07	$(0.59)	$0.24
Diluted Earnings	$0.10	$0.07	$(0.59)	$0.24
Dividends Paid	$0.05	$0.05	$0.20	$0.20

	September 30, 2009	September 30, 2008
	($ in thous)	($ in thous)
Asset Quality as of the period ended
Non-performing loans (NPLs)	$5,789	$3,255
NPLs as a percent of total loans	1.31%	0.88%
Non-performing Assets (NPAs)	$6,425	$3,255
NPAs as a percent of total assets	1.12%	0.68%
Allowance for loan losses	$1,925	$1,192
Allowance for loan losses as a percent of loans	0.44%	0.32%
Allowance for loan losses as a percent of NPLs	33.25%	36.62%

	September 30, 2009	September 30, 2008
	($ in thous)	($ in thous)
Net Charge-offs as of period ended
Net charge-offs for the 3 months ended	$182	$115
Net charge-offs for the 12 months ended	$636	$455
Annualized net charge-offs to average loans for the 3 months ended	0.17%	0.13%
Annualized net charge-offs to average loans for the 12 months ended	0.16%	0.13%